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                                                                    EXHIBIT 11.1



                             MCAFEE ASSOCIATES, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                    (in thousands, except per share amounts)

                                                                Three months ended June 30           Six months ended June 30
                                                                --------------------------           ------------------------
                                                                    1996              1995              1996             1995
                                                                    ----              ----              ----             ----
Weighted average common shares outstanding                        31,418            30,440            31,232           30,407
     for the period
Dilutive effect of options, net                                    3,659             1,937             3,572            1,771
                                                                  ------            ------           -------           ------
Shares used in per share calculation                              35,077            32,377            34,804           32,178
                                                                  ======            ======           =======           ======
Net income                                                        $9,400            $3,763           $10,483           $7,176
                                                                  ======            ======           =======           ======
Net income per share                                               $0.27             $0.12             $0.30            $0.22
                                                                  ======            ======           =======           ======


Note: Fully diluted net income per share is substantially the same as net income per share.